UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 2, 2016, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Calls on TICC Capital Corp. to Address Critical Investor Questions During Earnings Conference Call

TICC’s Delay in Scheduling its Annual Meeting Demonstrates TICC’s Appalling Governance Practices

TICC Chairman’s Significant Wealth Accumulation and Failure to Purchase TICC Shares for Four Years Shows Shocking Lack of Alignment Between the Board and Stockholder Interests

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE:TSLX), a specialty finance company focused on lending to middle-market companies, sent a letter to the Board of Directors of TICC Capital Corp., (“TICC”; Nasdaq: TICC) urging the TICC Board to address fundamental issues regarding the future of TICC on the earnings call scheduled for May 3, 2016.

TSLX encourages interested stakeholders to visit the website, www.changeTICCnow.com, to view other materials relating to TSLX’s efforts to effect positive change at TICC to maximize stockholder value.

A copy of the letter follows:

Board of Directors

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Dear Members of the Board,

As one of the largest stockholders of TICC Capital Corp. (“TICC” or “the Company”), we are troubled by your continued refusal to even acknowledge our clear and, we believe, widely supported views on the future of TICC.

It has been 46 days since we last sent a letter expressing our serious concerns about the continuing destruction of stockholder value at TICC. During this time, you have refused to engage with us on our proposals, or present viable alternatives, to address the long-term underperformance and value destruction that a combination of TICC Management, LLC’s (the “External Manager”) investment decisions, and the Board of Directors’ own complacency, have wrought. Your unwillingness to work collaboratively with your stockholders is yet another sign of a conscious and dedicated refusal to respect the Company’s true owners and your duty to represent our interests.

As we approach the release of the Company’s first quarter earnings, we feel it is important to raise a number of critical and fundamental questions regarding the future of TICC. Stockholders deserve answers. It is crucial that the Board provides a comprehensive plan of action as to how it will prioritize value creation for stockholders now and in the future. Specifically, we request that you address the following questions:

1. What is the Board doing to address the continuing and rapid deterioration of the value of CLO equity investments held by TICC?

2. What is the Board doing to reverse the significant and sustained net asset value (“NAV”) per share deterioration that TICC has suffered?

3. Why has the Board failed to set the date of, and file relevant materials for, the 2016 annual meeting of TICC stockholders consistent with the Company’s past practice in prior years?

4. What is the Board doing to address the misalignment of its director and stockholder interests?

RAPID DETERIORATION OF CLO INVESTMENT VALUE

In the hands of TICC’s External Manager and the current Board of Directors, the total return on the Company’s stock has underperformed every significant measure – including relative performance compared to the BDC Composite1, S&P 500, Investment Grade Debt, High Yield Debt, and even U.S. Treasuries – over the past 12 years.2

These consistent poor returns and ongoing deterioration of NAV per share are in part a result of a failed investment strategy into CLO equity. This not only distorts management fees but also contributes to the unsustainable nature of TICC’s dividend. As investors know well, TICC has consistently distributed investor capital as part of its dividend policy.

The reality of the CLO market debunks TICC’s claim that the dividend can be supported by the cash flows from the Company’s CLO investments. The facts are clear: as illustrated in Appendix B, cash-on-cash distributions have been decreasing on a significant proportion of the CLO equity portfolio, with an astounding decline of almost 10% quarter over quarter. Further, over-collateralization cushions have compressed, creating additional risk to future distributions. This will only lead to further pressure on TICC and its dividend.

TICC has failed to follow through on its commitment to pursue a new investment strategy. However, the External Manager continues to reap significant fees that remain excessive and inappropriate for the existing portfolio of assets while simultaneously destroying the value of the Company. We believe that a change in strategy will be insufficient and fail to see how the current External Manager has the resources or capabilities to execute a new strategy given its poor track record with respect to illiquid private credit. This is again an instance where TICC makes a weak attempt to appease stockholders without enacting any real change.

NAV PER SHARE DESTRUCTION AT TICC

Since our first communication with you in September 2015, we have repeatedly raised our concern that the Company’s NAV per share has rapidly deteriorated, and will continue to do so under the Board’s current investment and capital allocation policies. We first told you in September 2015 that TICC’s strategy of paying a dividend that greatly exceeds net investment income was imprudent and not in the best interest of stockholders. NAV per share has declined from $9.78 in Q1 2014 to $6.40 in Q4 2015, and we anticipate that this value destruction will continue absent a meaningful change in the composition of the Board and its investment strategy. Based on our current analysis of public information, we believe that TICC’s NAV per share has declined yet again in the first quarter of 2016. This could be as much as 2.5-5.0% versus just three months ago, which would represent an astounding NAV per share decrease of approximately 28.0-30.5% since the first quarter of 2015.

It is no surprise then that stockholders continue to suffer from a share price that has closed below NAV per share for the past 598 consecutive days3 and now trades at just 80.9% of NAV4 per share. The Board has yet to offer any credible plan to address this destruction of NAV per share, while the Company’s stockholders continue to suffer from this inaction. And yet despite the stock trading below NAV, the Board has failed to authorize an ongoing stock repurchase program – further evidence of the Board’s unwillingness to directly address the continued destruction of NAV per share.

FAILURE TO SCHEDULE STOCKHOLDER MEETING

Historically, TICC has held its annual meeting no later than June 18th and has announced the date of each meeting by May 2nd. The fact that TICC did not file its proxy statement within 120 days of the end of its fiscal year (and as a result was obligated to file a supplement to its annual report) is another blatant abuse of its stockholders.

TICC is preventing stockholders from having the opportunity to voice their concerns to management at the annual meeting and to exercise their right to vote on critical proposals that directly affect their company. This includes the ability of stockholders to vote for a much needed change to the Board. Simply put, we believe that the Board is delaying the annual meeting to prevent stockholders from voting in favor of TSLX’s highly qualified director nominee, Mr. T. Kelley Millet, and our proposal to terminate the investment advisory agreement between TICC and the failing External Manager that has overseen more than a decade of stockholder value destruction while collecting over $137.7 million in management and incentive fees.

The Board is clearly stalling, just as it did when scheduling its prior special meeting of stockholders to replace the External Manager, which, after much delay, was finally held in December 2015. This sort of behavior demonstrates that TICC’s Board is disregarding its most basic of fiduciary duties to stockholders, while preserving an undeserved income stream to its woefully underperforming External Manager.

LACK OF ALIGNMENT BETWEEN BOARD AND STOCKHOLDERS

The Board has consistently acted in its own self-interest and is further entrenching itself by delaying the annual meeting. The lack of alignment is not surprising – consider that the chairman, Steve Novak, has limited economic interest in the stock despite collecting over $1.0 million in Board-related compensation through his 12-plus year association with the Company.5

We informed Mr. Novak on October 7, 2015 that we would be willing to discontinue our proxy solicitation efforts if the Board agreed to facilitate change at the Company by terminating the existing External Managers’ contract and redirecting the proceeds of the proposed transaction to replace the External Manager to TICC stockholders. We believe any party willing to offer a cash payment and future economic interest to the failed External Manager would have readily offered the same consideration through reduced fees to stockholders if not required by the Board to compensate the failed manager. In a definitive move to protect self-interested directors at the expense of stockholders, the Board instead elected to defend the income stream that has enriched Directors and the External Manager alike for over a decade.

Now we are faced with a second costly proxy contest that will only be an additional expense to stockholders so TICC can continue to desperately protect its failing External Manager and self-interested Directors. We urge stockholders to consider these simple facts about Mr. Novak:

1. As of April 29, 2016, Mr. Novak owns 14,474 shares of TICC6. Since April 2012 he has purchased zero shares7 of TICC despite shares trading well below NAV for a significant portion of that period. Mr. Novak is not, and has not tried to become, economically aligned with stockholders.

2. Mr. Novak’s 14,474 shares have a current market value of approximately $74,975, representing a mere 7.5% of the more than $1.0 million aggregate compensation he has received from TICC during his tenure as a Director.

3. Mr. Novak’s annual compensation as a director at TICC has grown at a compound annual rate of 24.3% since 2010, while over the same period TICC stockholders have seen their shares underperform the BDC Composite by 9.2% on an annualized basis.

4. Mr. Novak was even awarded $50,000 for his role as chairman of the special committee that oversaw the attempt to pay the failing External Manager, although such action was overwhelmingly rejected by stockholders while the Board was admonished by a federal judge for misleading stockholders.

Stockholders should question how Mr. Novak can be entrusted with the representation of stockholder interests given his incredible wealth accumulation, astonishing history of acting in the best interest of the External Manager and total failure to align his interests with stockholders.

Stockholders deserve answers now more than ever. With poor financial performance, the deterioration of NAV per share, declining values in the CLO equity portfolio, and an overall lack of transparency, TICC needs to begin to prioritize stockholders’ interests and recognize their true ownership of the Company.

We remain steadfast in the belief that terminating the investment advisory agreement and reconstituting the Board would bring about the change necessary to unlock stockholder value. We urge the Board to schedule the annual meeting of stockholders promptly so that stockholders have the opportunity to vote on a new Board slate and to terminate the investment advisory agreement between TICC and its failed External Manager.

As always, we welcome the opportunity to immediately engage in a constructive dialogue with you and to address any questions or concerns you may have. Once the aforementioned issues are addressed, we believe there is a bright path ahead for TICC and its stockholders.

The time for change and accountability is now.

Very truly yours,

TPG SPECIALTY LENDING, INC.

Joshua E. Easterly

Chairman and Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

APPENDIX A

TICC Relative Indexed Total Return

						TICC Relative Underperformance
				Since	Since IPO					Since IPO
Total Return (%)[8]	YTD	1Y	3Y	IPO[9]	Annualized[10]	YTD	1Y	3Y	Since IPO	Annualized
TICC	(9.7)%	(6.8)%	(20.2)%	39.1%	2.7%	—	—	—	—	—
BDC Composite	6.1%	(3.6)%	2.0%	228.3%	10.2%	(15.9)%	(3.2)%	(22.1)%	(189.1)%	(7.5)%
S&P 500	1.7%	0.2%	38.1%	157.8%	8.1%	(11.5)%	(7.0)%	(58.2)%	(118.7)%	(5.3)%
U.S. Treasuries	3.2%	2.4%	5.6%	66.0%	4.2%	(13.0)%	(9.2)%	(25.8)%	(26.9)%	(1.5)%
Investment Grade Debt	6.7%	3.0%	10.1%	97.5%	5.7%	(16.5)%	(9.9)%	(30.3)%	(58.4)%	(3.0)%
High Yield Debt	7.1%	(1.8)%	6.0%	109.0%	6.2%	(16.8)%	(5.1)%	(26.2)%	(69.9)%	(3.5)%

APPENDIX B

Performance Statistics, TICC CLO Equity Portfolio (Selected Constituents)11

	Q1	Q2	Q3	Q4	Q1	% Change	% Change
CLO Equity Position	2015[12]	2015	2015	2015	2016	(Q/Q)	(Y/Y)
Weighted Average of Selected Constituents
Cash on Cash Distribution						(10.9)%	(18.9)%
Junior Overcollateralization Cushion						(17.0)%	(20.8)%
AMMC CLO XII, Ltd.—$6,460,715 Fair Value[13]
Cash on Cash Distribution[14]	4.6%	5.2%	5.2%	5.0%	6.5%	29.9%	41.0%
Junior Overcollateralization Cushion[15]	5.1%	4.9%	4.6%	4.4%	4.6%	3.4%	(9.4)%
Ares XXV CLO Ltd.—$6,975,000 Fair Value
Cash on Cash Distribution	4.1%	3.8%	3.4%	3.6%	2.8%	(20.9)%	(30.7)%
Junior Overcollateralization Cushion	4.2%	4.2%	3.7%	3.8%	2.5%	(34.0)%	(40.0)%
Ares XXVI CLO Ltd.—$4,229,521 Fair Value
Cash on Cash Distribution	5.2%	5.0%	4.4%	4.7%	3.8%	(18.5)%	(25.9)%
Junior Overcollateralization Cushion	4.0%	4.1%	3.6%	3.6%	2.3%	(36.7)%	(43.0)%
Ares XXIX CLO Ltd.—$5,284,986 Fair Value
Cash on Cash Distribution	5.8%	4.9%	4.6%	4.5%	3.9%	(13.7)%	(31.8)%
Junior Overcollateralization Cushion	3.9%	3.9%	3.3%	3.3%	2.4%	(29.3)%	(39.1)%
Benefit Street Partners CLO II, Ltd.—$15,380,095 Fair Value
Cash on Cash Distribution	5.6%	7.5%	6.4%	6.4%	5.1%	(19.9)%	(9.0)%
Junior Overcollateralization Cushion	4.7%	4.7%	4.7%	4.8%	3.1%	(35.7)%	(33.5)%
Carlyle GMS CLO 2013-2, Ltd.—$5,932,128 Fair Value
Cash on Cash Distribution	6.1%	7.0%	5.6%	6.4%	5.5%	(14.3)%	(9.5)%
Junior Overcollateralization Cushion	5.3%	5.3%	5.3%	5.0%	4.9%	(0.4)%	(6.1)%
Carlyle GMS CLO 2014-4, Ltd.—$14,914,501 Fair Value
Cash on Cash Distribution	11.7%	5.6%	4.6%	5.2%	4.2%	(18.1)%	(64.0)%
Junior Overcollateralization Cushion	4.5%	4.6%	4.7%	4.8%	4.6%	(3.8)%	2.0%
Catamaran CLO 2012-1 Ltd.—$5,500,000 Fair Value
Cash on Cash Distribution	5.1%	4.5%	4.8%	4.6%	3.8%	(18.1)%	(26.2)%
Junior Overcollateralization Cushion	4.8%	4.9%	4.9%	4.3%	2.5%	(41.4)%	(48.1)%
Catamaran CLO 2013-1 Ltd.—$4,900,000 Fair Value
Cash on Cash Distribution	6.2%	5.9%	5.7%	5.3%	5.4%	0.7%	(13.4)%
Junior Overcollateralization Cushion	4.9%	4.9%	5.0%	4.6%	4.7%	2.8%	(3.4)%
Cedar Funding II CLO, Ltd.—$10,125,000 Fair Value
Cash on Cash Distribution	3.8%	4.3%	3.3%	3.7%	3.5%	(5.6)%	(9.9)%
Junior Overcollateralization Cushion	5.4%	5.4%	5.1%	5.0%	4.5%	(11.1)%	(17.7)%
CIFC Funding 2012-1, Ltd.—$5,610,000 Fair Value
Cash on Cash Distribution	6.0%	6.3%	5.4%	5.2%	5.1%	(2.1)%	(15.3)%
Junior Overcollateralization Cushion	5.6%	5.3%	5.3%	5.3%	4.9%	(7.6)%	(13.3)%
Halcyon Loan Advisors Funding 2012-2 Ltd.—$3,450,000 Fair Value
Cash on Cash Distribution	7.8%	6.7%	6.6%	7.2%	6.5%	(10.6)%	(17.4)%
Junior Overcollateralization Cushion	5.6%	5.6%	5.1%	5.2%	3.4%	(33.8)%	(39.2)%
Hull Street CLO Ltd.—$2,350,000 Fair Value
Cash on Cash Distribution	8.5%	7.7%	6.8%	6.2%	5.0%	(19.2)%	(40.7)%
Junior Overcollateralization Cushion	4.7%	4.8%	4.7%	4.2%	2.6%	(37.9)%	(45.4)%
Ivy Hill Middle Market Credit Fund VII, Ltd.—$10,181,692 Fair Value
Cash on Cash Distribution	5.1%	5.1%	4.8%	5.3%	4.8%	(8.4)%	(4.8)%
Junior Overcollateralization Cushion	5.3%	5.3%	5.4%	5.4%	5.5%	1.3%	4.6%
Marea CLO, Ltd.—$4,816,787 Fair Value
Cash on Cash Distribution	4.6%	3.1%	4.1%	4.1%	3.3%	(20.7)%	(29.2)%
Junior Overcollateralization Cushion	5.5%	5.3%	4.8%	4.2%	4.2%	(0.9)%	(24.2)%
MidOcean Credit CLO IV—$6,840,000 Fair Value
Cash on Cash Distribution	3.6%	3.8%	3.2%	3.6%	3.3%	(9.1)%	(9.1)%
Junior Overcollateralization Cushion	5.1%	5.1%	5.2%	4.2%	3.0%	(29.7)%	(42.5)%
Mountain Hawk III CLO, Ltd.—$4,530,618 Fair Value
Cash on Cash Distribution	4.9%	4.7%	4.8%	4.8%	3.1%	(35.9)%	(37.8)%
Junior Overcollateralization Cushion	9.7%	9.5%	9.6%	8.0%	6.6%	(17.0)%	(32.0)%
Shackleton 2013-IV CLO, Ltd.—$8,269,561 Fair Value
Cash on Cash Distribution	6.5%	6.5%	5.7%	5.5%	4.8%	(13.4)%	(25.8)%
Junior Overcollateralization Cushion	4.4%	4.5%	4.6%	4.2%	2.8%	(33.3)%	(36.9)%

Telos CLO 2013-3, Ltd.—$5,416,666 Fair Value
Cash on Cash Distribution	6.0%	5.8%	5.8%	5.6%	5.3%	(6.1)%	(12.6)%
Junior Overcollateralization Cushion	5.0%	5.2%	5.2%	5.3%	4.9%	(8.2)%	(2.3)%
Telos CLO 2013-4, Ltd.—$4,600,445 Fair Value
Cash on Cash Distribution	5.4%	5.2%	5.1%	4.9%	6.0%	23.0%	10.3%
Junior Overcollateralization Cushion	4.8%	4.9%	4.9%	5.0%	4.0%	(19.2)%	(16.3)%
Windriver 2012-1 CLO, Ltd.—$4,277,998 Fair Value
Cash on Cash Distribution	4.8%	5.6%	4.4%	5.0%	4.1%	(17.1)%	(13.6)%
Junior Overcollateralization Cushion	5.3%	5.4%	5.1%	5.3%	5.4%	2.5%	2.8%

Note on presentation: The 21 selected CLO equity investments represent 75.0% by number and 79.8% by fair value of TICC’s CLO equity portfolio as of December 31, 2015 (excluding the Windriver 2012-1 CLO Ltd. equity side letter investment and the Mountain Hawk III CLO, Ltd. M notes).

The following 5 investments (representing 17.9% by number and 13.1% by fair value of TICC’s CLO equity portfolio as of December 31, 2015) were excluded due to lack of information on Q1 payments: AMMC CLO XI, Ltd. subordinated notes, Halcyon Loan Advisors Funding 2014-2 Ltd. subordinated notes, Newmark Capital Funding 2013-1 CLO Ltd. income notes, Shackleton 2013-III CLO, Ltd. subordinated notes, and Telos CLO 2014-5, Ltd. subordinated notes.

The following 2 investments (representing 7.1% by number and 7.1% by fair value of TICC’s CLO equity portfolio as of December 31, 2015) were excluded due to their first payment dates being after April 30, 2015: Jamestown CLO V Ltd. subordinated notes and Och Ziff CLO XII, Ltd. subordinated notes.

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX” or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $16 billion of assets under management as of December 31, 2015, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management as of December 31, 2015. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX’s proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX” or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, portfolio, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX intends to file a preliminary proxy statement with the SEC to be used to solicit votes at the 2016 annual meeting of stockholders of TICC in favor of (a) the election of its nominee to serve as a director of TICC and (b) TSLX’s proposal to terminate the Investment Advisory Agreement, dated as of July 1, 2011, by and between TICC and TICC Management, LLC, as contemplated by Section 15(a) of the Investment Company Act of 1940, as amended.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND ON TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participants in the solicitation are TSLX and T. Kelley Millet, and certain of TSLX’s directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC. As of the date hereof, Mr. Millet did not directly or indirectly beneficially own any shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 24, 2016, its proxy statement for the 2016 Annual Meeting, which was filed with the SEC on April 8, 2016, and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	BDC composite index comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, TCRD and BKCC
[2]	See Appendix A for further detail
[3]	Calculated based on TICC’s daily closing price as a percentage of the then latest reported net asset value per share. Calculation includes both trading and non-trading days
[4]	Calculated based on TICC’s closing price of $5.18 per share on April 29, 2016 and TICC’s last reported net asset value of $6.40 per share as of December 31, 2015
[5]	Steven P. Novak has received approximately $1,005,125 in compensation for his role as a Director of TICC from the Company’s inception through December 31, 2015. Source: Company filings
[6]	Form 10-K/A filed on April 29, 2016
[7]	Mr. Novak has purchased no additional shares on a net basis. Mr. Novak owned 14,474 shares as of the Form DEF14A filed on April 26, 2012
[8]	Total return calculation includes share price appreciation and cumulative dividends paid
[9]	TICC and benchmark returns indexed to November 21, 2003
[10]	BDC Composite comprised of ACAS, AINV, ARCC, BKCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, and TCRD

Note: Market data as of April 29, 2016

Source: Bloomberg, fixed income benchmark data from Markit iBoxx

[11]	Source: Intex Solutions
[12]	Q1 represents CLO distributions made in February, March, or April, depending on each structure’s payment schedule. Subsequent periods represent each successive three month increment from Q1
[13]	Fair value amounts as of December 31, 2015. Source: Company filings
[14]	Cash on Cash Distribution calculated as quarterly payment divided by the original notional balance of the equity tranche
[15]	Junior overcollateralization cushion represents coverage for the most junior debt in each CLO as of the test date. The overcollateralization test measures the principal balance of the assets held by a CLO against each of the various classes of its liability structure. A failure to satisfy the overcollateralization test could result in the redirection of cash flows to the more senior classes of securities until the tests are satisfied

Contacts

TPG Specialty Lending

Investors

Lucy Lu, 212-601-4753

llu@tpg.com

or

Media

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson, 212-371-5999

tbj@abmac.com

or

Pat Tucker, 212-371-5999

pct@abmac.com